                                                                  SCHEDULE 21.1

                   SUBSIDIARIES OF SYNAGRO TECHNOLOGIES, INC.


The following is a list of all of the subsidiaries of the Company at December 31, 1996. Each of the subsidiaries is wholly-owned by the Company.



                  CORPORATE NAME OF SUBSIDIARY                    STATE OF INCORPORATION
                  ----------------------------                    ----------------------

                  CDR Environmental, Inc.                                 Texas

                  Composting Corporation of America                     Arkansas

                  Organi-Gro, Inc.                                      Arkansas

                  Pima Gro Systems, Inc.                                 Arizona

                  ST Interco, Inc.                                      Delaware




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